1May 11, 2022 Sonder The Voyage, London Opened in April 2022 Exhibit 99.1

2 A note from Francis [Despite another extremely challenging year for the sector, we’ve accelerated year-over-year revenue growth [X] quarters in a row from [X]% in Q[X], to [X]% in Q[X] and finished the [quarter] with a staggering [X]% year-over-year growth in Q1. We’ve managed to do so while radically improving profitability metrics too – both at the asset level and for the overall company. Property level profitability went from [X]% to [X]% of total revenue, and the overall company’s Free Cash Flow margin improved tremendously from (136)% in Q1 2021, to [X]% in Q1 2022. Yet the urban travel recovery is far from over, with heavy RevPAR growth years projected for the market in 2022 and 2023. As demand comes back, our own RevPARs will expand with the vast majority dropping through to the bottom line. Our ambition is nothing short of revolutionizing hospitality. A better guest experience combined with superior operating efficiency – both of which are possible through our proprietary technology – give us the ammunition we need to upend this near $1 trillion industry. Millennials and Gen Z are the fastest growing cohorts of travelers and will soon dominate travel demand. They seek better, modern design. They want to be able to use their phones to manage their stay end to end. And like prior generations, they require uncompromising quality. Those desires are uniquely met by our global offering of beautifully designed properties that provide mobile-first service and standard-driven quality. It’s also no secret that hospitality is far behind other industries when it comes to technology adoption to power operations and business processes. Our efforts to build the operating system for hospitality enables us to cut through inefficiencies and offer our superior guest experiences at competitive prices. Our aim is to use this better mousetrap to become the number one brand in hospitality globally. In our short eight year history, filled with breathtaking highs and painful lows, a clear pattern has emerged. The years where we’ve focused the most on our core capabilities have been our most successful. Narrowing the plane of focus accelerates results.] Q1 2022 marked two years since the pandemic brought the world to a halt. Omicron’s rapid spread and ensuing restrictions reverted the pace of recovery across Sonder’s markets, a first since Q2 2020. Yet with cases crashing down as fast as they rose up, the last several weeks have been bouncing back with a roar. Above all, to many there’s a sense that COVID has entered a new phase – an endemic phase – which is encouraging more and more travelers to go on the road and explore or meet colleagues. And while our Q1 numbers were adversely impacted by Omicron, we feel incredibly bullish about demand patterns for Q2 and beyond. In building Sonder, we’ve meticulously studied each recession as far back as the data goes, which even included the Great Depression. But the last two years have been true outliers and deeply traumatic for the hospitality industry. Take the five worst US recessions of the last 100 years, add them together, and it still falls short of the RevPAR contraction we saw in 2020. 2021 was the second worst year on record – by far. While we’re proud of our relativ performance versus the rest of the industry, t e financial re ults we posted from March 2020 until March 2022 are not representative of the power and full potential of our business. At Sonder, we believe that the best way to generate superlative outcomes in the long term is to focus relentlessly on our five core capabilities: guest experience, demand generation, supply growth, direct cost efficiency, and employee experience. We’re keenly aware that the value we will deliver for our shareholders is best represent d by how much long term free cas flow (“FCF”) per share we’ll be able to generate. This leads to a question which I’m sure has been on every Sonder shareholder’s mind recently: what’s our path to cash flow positivity? This question has been at the heart of our strategy and planning, so let me break down how we view the FCF equation of Sonder. First, let’s examine our operating cash flow margin and how it might evolve as the travel industry recovers. As of Q1 2022, our operating cash flow margin1 was (66)%, yet 76% of revenu was pent on “oth r operating expenses” which are largely technology, G&A and other fixed costs. It’s useful to look at operating cash flow margins before other operating expenses (“cash contribution margin”) in order to approximate how much operating cash is contributed by our property level performance. As of Q1 2022, our cash contribution margin was 10%2. RevPAR is perhaps the most important metric to look at in order to see how our cash contribution margins will evolve over time, with the vast majority of RevPAR growth dropping through to cash flow. Although we are seein promising signs of travel recovery at the nd of Q1 2022, recovery was far from complete with market comparable RevPARs 28% lower than 2019 levels. If we assume Sonder recovers similarly to the broader market, with full recovery to 2019 levels (which many industry experts expect will occur in the 2023-2024 time frame), market recovery alone has the potential to more than double cash contribution margins. Combining underlying market momentum with the many RevPAR enhancing and cost reducing initiatives we have in the works, we aim to be able to clear the 30% mark in the long term. (1) Equivalent to ‘Cash provided by (used in) operating activities % revenue’ on p. 22. (2) See page 22 for detailed reconciliation.

3 Second, let’s look at how our growing supply of properties drives top-line growth. The leading indicator here is contracted units, which eventually convert to live units and bookable nights. Our property signing pace is a function of the size of our real estate team and their productivity. There’s so much high quality supply out there for us to pursue – the key is to pace our investments in our real estate team to correspond with our supply growth targets, and to ensure that we remain productive and adhere to our quality standards. Our total portfolio of 19,300 live and contracted units only needs to achieve $142 of RevPAR in order to clear $1 billion of annual revenue once all of those units are open. We’ve already achieved $142 of RevPAR in Q4 2021 and anticipate we will be able to exceed it in Q2 2022. And there’s no reason to believe we’ll stop at 19,300 units – in fact our pipeline of prospective deals has reached an all-time high both in terms of quantity of units and strength of deal economics. The final driver of FCF is other operating expenses and net capex. Our biggest areas of investment within other operating expenses are technology and growth investments. G&A functions, software and professional fees fit into this bucket as well. While those expense categories are expected to grow, we have been diligent through 2021 to set ourselves up so that our other operating expenses and net capex grow more slowly than revenue, thereby generating the leverage that’s crucial for us to improve cash flow margins. And through our mix shift toward capital light deals in 2020, net capex per new live unit is expected to decrease as cohorts of capital light signings become a greater share of our openings. Bringing it all together, our path to cash flow positivity depends on: (1) our capacity to increase operating cash flow margins as the travel market recovers and we improve our RevPAR and direct cost efficiency; (2) our capacity to open our signed properties and keep adding more high quality signings; and (3) our disciplined growth of other operating expenses and net capex. With visibility into attractive operating cash flow margins as the market recovers and as we build more capabilities, with a large portfolio of contracted units and a pipeline of prospective deals bigger than we’ve ever had, and with our focus on careful spend growth, we have high conviction in our ability to seize this unique market opportunity in a financially disciplined way. It will come as no surprise that our strategy to focus on our five core capabilities of guest experience, demand generation, supply growth, direct cost efficiency and employee experience holds the key to making this all a reality. Thank you for your continued support, Francis Davidson Co-founder and CEO

Sonder
Nasdaq
Sonder

Led March 16th opening bell ceremony to commemorate SOND's public listing in January 2022.

Q1 2022 Highlights

Q1 2022 revenue: $80.5M

155% increase compared to Q1 2021, fueled by y/y RevPAR and Live Unit growth.

Q1 2022 RevPAR: $117

52% improvement versus Q1 2021. Signs that further snapback in travel demand is in store based on forward booking trends exiting Q1.

Global portfolio expansion

Total Portfolio of Live and Contracted Units grew to approximately 19,300 units, an increase of 48% y/y[1]. Live Units grew by 54% y/y[1] to more than 7,700 units in 39 Live markets across 10 countries. Launched operations in Orange County, California in Q1 2022.

Accelerating traction of corporate travel offering

More than doubled corporate travel accounts to nearly 250 accounts (vs. 100+ in Q4 2021).

Drivers include corporate transient growth with Travel Management Companies, and traction with group and corporate housing bookings.

Named to TIME100's Most Influential Companies List

Named to TIME's second annual Most Influential Companies list, a compilation of businesses making an extraordinary impact around the world.

Announced commitment to eliminate all single use plastic amenities by end of 2022

This commitment will drive long-term efficiencies and savings for operations.

(1) Live Unit and Total Portfolio y/y growth calculated as change from May 31, 2021 to March 31, 2022 to remain consistent with previously disclosed Total Portfolio time periods.

4

5 Our mission

6 Live Units 7.7 54% y/y growth1 Occupancy Rate 73% 700 bps y/y improvement Revenue $80M 155% y/y improvement Net Income $22M Net income margin improvement to 28% in Q1 2022 from (249)% in Q1 2021 Driven by fair value adjustments for the earn out and SPAC warrants, and a one-time fair value adjustment due to conversion of convertible debt Total Portfolio 19.3K 48% y/y growth1 RevPAR $117 52% y/y improvement Operating Cash Flow | Free Cash Flow Operating Cash Flow margin2 improvement to (66)% in Q1 2022 from (128)% in Q1 2021 Free Cash Flow margin3 improvement to (81)% in Q1 2022 from (136)% in Q1 2021 Adj. EBITDA $83M Adj. EBITDA margin improvement to (104)% in Q1 2022 from (167)% in Q1 2021 (1) Live Unit and Total Portfolio y/y growth calculated as change from May 31, 2021 to March 31, 2022 to remain consistent with previously disclosed Total Portfolio time periods. (2) Equivalent to ‘Cash provided by (used in) operating activities % revenue’ on p. 22. (3) Free Cash Flow margin is defined as our cash provided by (used in) operating activities plus any changes to capital expenditures and internally developed software, both of which are included in cash provided by (used in) investing activities, as a percentage of revenue. First quarter 2022 key results

7 We scaled our Live Unit footprint throughout Q1 2022, launching five new properties including The Schaeffer in New Orleans, Court Square in Long Island City, and Palazzo Taverna and Piazza di Spagna in Rome. We also opened our first property in Orange County, California with The Solarena, a 47-key hotel located one block from the Pacific Ocean. We ended Q1 2022 with over 7,700 Live Units in 39 markets across 10 countries. And with our Total Portfolio of approximately 19,300 Live and Contracted Units at quarter end, we have even more properties and markets on the way. Our properties offer 1-, 2-, and 3+ bedroom and studio apartments, many of which are furnished with in-unit washer and dryers and fully-stocked kitchens, as well as thoughtfully designed hotel rooms and suites. Live Markets New Live Markets in Q1 2022 Global portfolio expansion 250 Live Properties 39 Live Markets 7.7K Live Units 19.3K Total Portfolio Note: All figures and market data as of March 31, 2022.

8 “We’re excited to partner with Sonder because they combine a global brand that delights modern travelers with deep local expertise. The newly refurbished Piazza Di Spagna hotel provides design-focused accommodation for business and leisure guests in an iconic location.“ - Giulio Parmegiani, Director, Capolecase S.r.l New property spotlight Introducing Sonder Piazza Di Spagna, our first hotel in Rome. Situated two blocks away from the famous Spanish Steps, the 15-unit property joins our 170+ existing apartment style units in the Italian capital. The hotel features queen bedrooms with contactless check-in, and guests have access to a covered roof terrace with city views. Rome

9 “Sonder is focused on providing a hospitality experience aligned with the needs of today's travelers. The newly refurbished Sonder The Schaeffer is a beautifully revitalized historic property that provides guests with a quintessential NOLA experience while leveraging tech and design to deliver modern service to guests." - Walter Antin & Ariana Rinderknecht, Co-Owners, WAAR Design We’re focused on enhancing the vibrancy and culture of every city we operate in. We occasionally identify historic buildings that we can help revitalize as a hospitality option for travelers. We deeply value the authenticity and rich legacy of these buildings, and understand that integrating the past with the present is essential to retaining the unique attributes of a city. For more than half a century, this building housed a succession of home furnishing stores. New Orleans New property spotlight

10 Management discussion of performance Sonder Georgetown C&O, Washington, D.C. Opened in December 2021

11 7.7K Live Units +54% y/y1 503K Occupied Nights +84% y/y 73% Occupancy Rate Key demand trends ● Shift to higher occupancy strategy: In Q1 we began experimenting with a pricing strategy shift targeting higher occupancy in order to take advantage of demand elasticity. We are marketing bookings further in advance, continuously improving our pricing strategy and developing additional sales and marketing capabilities to bolster demand. Early successes of this strategy were evident in Q1, as we increased occupancy rate by 700 bps year-over-year to 73%. We’ve continued to gain traction with this new strategy into Q2. ● Travel demand recovery: We believe there is still a lot of runway on RevPAR and expect to continue to benefit from overall travel market recovery. As a point of reference, U.S. Upper Upscale Hotels achieved RevPARs of 72% of their pre-pandemic Q1 2019 RevPARs in Q1 20222, 200 bps lower than their Q4 2021 relative recovery. This was the first quarter since 2020 where market recovery has contracted. We believe our unique value proposition to guests has allowed us to rebound faster than the overall market and we expect to continue to benefit from the overall market recovery with U.S. Upper Upscale Hotel RevPAR projected to grow by 39% in 20222. Looking at Q1 in isolation, our Q1 RevPAR showed 52% y/y improvement, though we did see the impact of travel restrictions and hesitancy due to the emergence of the Omicron variant compressing our Q1 RevPAR in excess of our typical seasonality patterns. We saw these restrictions and hesitancy begin to abate toward the end of Q1, and we are highly encouraged by recent momentum in forward booking trends at the start of Q2, which indicate a snapback of travel demand in store for summer 2022. ● Seasonality patterns: The first quarter is typically our weakest due to less leisure travel at the start of the year. To provide some historical context, our Q1 2019 (pre-pandemic) RevPAR was approximately a 15% discount to full year 2019 RevPAR. ● Accelerating traction of corporate travel offering: We continued to make substantial progress on our corporate travel offering, more than doubling our corporate travel accounts to nearly 250 accounts at the end of Q1 2022 (vs. Q4 2021). We’re also seeing strong corporate transient growth with TMCs. Additionally, we’re seeing significant growth in group and corporate housing bookings. 689K Bookable Nights +68% y/y $117 RevPAR +52% y/y 98% of Q1 2019 Our Q1 revenue was fueled by 52% year-over-year RevPAR growth, our new pricing strategy targeting higher occupancy, and the expansion of our Live Unit portfolio, which grew 54% year-over-year. Despite typical seasonality trends and the emergence of the Omicron variant applying downward pressure to our Q1 RevPARs, we grew our quarterly revenue 155% vs Q1 2021. Management discussion of performance Q1 2022 business performance (1) Live Unit y/y growth calculated as change from May 31, 2021 to March 31, 2022 to remain consistent with previously disclosed Live Unit time periods. (2) Smith Travel Research (“STR”) data market-weighted to Sonder's Live Unit count as of 3/31 in U.S. markets that STR operates in.

Management discussion of performance

- We consider Total Portfolio growth to be our most important supply side metric as it provides the best forward-looking view of contracted future supply. We grew our Total Portfolio by 48% y/y[1] to approximately 19,300 units as of Q1 2022, driven by the conversion of high quality deals from our late stage pipeline. Our current late stage pipeline of prospective deals has reached an all-time high both in terms of quantity of units and strength of deal economics, giving us confidence in our ability to continue growing our Total Portfolio at an accelerating pace.

- We grew our Live Units 54% y/y[1] to over 7,700 Live Units as of Q1 2022. Despite meaningful y/y growth, supply chain disruptions and labor shortages compressed our Live Unit growth in Q1 and certain property openings originally scheduled for early this year have been delayed to subsequent quarters. We have dedicated teams across the world focusing on several initiatives to reduce these delays, including increasing bulk orders on inventory for multiple properties in advance, greater in-sourcing of technology implementation and increasing training and hiring to enable properties to be brought live faster.

- In Q1 2022, we had approximately 689K Bookable Nights, representing an increase of 68% y/y, driven by our Live Unit growth. Additionally, late Q4 2021 property openings drove an increase in Bookable Nights in Q1 2022. The rise in Bookable Nights, coupled with our higher occupancy strategy shift, led to significant growth in our Q1 2022 Occupied Nights, which increased 84% y/y. We also increased our Occupancy Rate by 700 bps y/y to 73% in Q1 2022, and reached 94% of Q1 2019 (pre-pandemic) Occupancy levels.

- We generated RevPAR of $117 in Q1 2022, growing 52% y/y. However, we did see the impact of travel restrictions and hesitancy due to the emergence of the Omicron variant compressing our Q1 RevPAR in excess of our typical seasonality patterns. We saw these restrictions and hesitancy begin to abate toward the end of Q1, and we are highly encouraged by recent momentum in forward booking trends at the start of Q2, which indicate a snapback of travel demand in store for summer 2022.

(1) Live Unit and Total Portfolio y/y growth calculated as change from May 31, 2021 to March 31, 2022 to remain consistent with previously disclosed Total Portfolio time periods.

Quarterly Total Portfolio (End of Period)


Live Units
Contracted Units
13.0K
8.0K
5.0K
14.7K
9.2K
5.5K
16.3K
10.0K
6.3K
18.1K
10.5K
7.6K
19.3K
11.6K
7.7K
Q1 '21
Q2 '21
Q3 '21
Q4 '21
Q1 '22

Quarterly Bookable Nights | Occupancy Rate


411,000
66%
473,000
68%
536,000
68%
611,000
69%
689,000
73%
Q1 '21
Q2 '21
Q3 '21
Q4 '21
Q1 '22

Quarterly RevPAR | ADR


RevPAR
ADR
$115
$77
$147
$100
$184
$126
$206
$142
$160
$117
Q1 '21
Q2 '21
Q3 '21
Q4 '21
Q1 '22

12

Management discussion of performance

Q1 2022 financial performance

$80.5M

Revenue

155% y/y improvement

$95.8M

Loss from Operations

Loss from Operations margin improvement to 119% in Q1 2022 from 225% in Q1 2021

$(22.3)M

Property Level Profit

Property Level Profit margin improvement to (28)% from (61)% in Q1 2021

$22.4M

Net Income

Net Income margin improvement to 28% in Q1 2022 from (249)% in Q1 2021[1]

$(83.5)M

Adj. EBITDA

Adj. EBITDA margin improvement to (104)% in Q1 2022 from (167)% in Q1 2021

$(53)M | $(65)M

Operating Cash Flow | Free Cash Flow

Operating Cash Flow margin[2] improvement to (66)% in Q1 2022 from (128)% in Q1 2021

Free Cash Flow margin[3] improvement to (81)% in Q1 2022 from (136)% in Q1 2021

- Q1 2022 revenue grew 155% y/y to $80.5M, fueled by significant y/y RevPAR and Live Unit growth. Q1 2022 revenue was impacted by RevPAR compression in excess of our typical seasonality patterns due to the emergence of the Omicron variant. This short-lived revenue impact also impacted our profitability measures in Q1. However, we continued to demonstrate y/y progress in our profitability margins: our Property Level Profit margin improved by 3,300 bps and our Adjusted EBITDA margin improved by 6,400 bps y/y in Q1 2022.
- We are highly encouraged by recent momentum in forward booking trends at the start of Q2, which indicate a snapback of travel demand in store for summer 2022. This, combined with our continued focus on improving operational efficiencies, give us confidence in our ability to continue progressing on our path to profitability.

Quarterly revenue ($M)


2020
2021
2022
$100
$75
$50
$25
$0
$42
$32
$80
$19
$47
$26
$67
$28
$87
Q1
Q2
Q3
Q4

(1) Net Income improvement largely driven by a significant increase to other income related to fair value adjustments for the earn out and SPAC warrants, and a one-time fair value adjustment due to conversion of convertible debt. (2) Equivalent to 'Cash provided by (used in) operating activities % revenue' on p. 22. (3) Free Cash Flow margin is defined as our cash provided by (used in) operating activities plus any changes to capital expenditures and internally developed software, both of which are included in cash provided by (used in) investing activities, as a percentage of revenue.

13

14 Management discussion of performance 2020 2021 2022 ($M) Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Revenue $42 $19 $26 $28 $32 $47 $67 $87 $80 Loss from operations 71 54 52 66 71 65 55 69 96 Loss from operations margin 170% 288% 197% 232% 225% 137% 82% 79% 119% Net income (62) (61) (56) (72) (79) (74) (65) (77) 22 Net income margin (147)% (323)% (210)% (254)% (249)% (156)% (96)% (89)% 28% Property Level Profit $(19) $(17) $(7) $(19) $(19) $(13) $(4) $(6) $(22) Property Level Profit margin (46)% (90)% (27)% (67)% (61)% (27)% (6)% (7)% (28)% Memo: GAAP Rent to Landlord Payments Adjustment $1 $4 $(6) $6 $4 $3 $6 $14 $12 Adjusted EBITDA $(64) $(45) $(42) $(59) $(53) $(58) $(47) $(58) $(83) Adjusted EBITDA margin (153)% (238)% (158)% (207)% (167)% (123)% (70)% (67)% (104)% Memo: GAAP Rent to Landlord Payments Adjustment $1 $4 $(6) $6 $4 $3 $6 $14 $12 Memo: FF&E Allowance Realized - - - - 1 0 2 1 4 Cash provided by (used in) operating activities $(49) $(50) $(57) $(47) $(40) $(56) $(40) $(43) $(53) Cash provided by (used in) investing activities (7) (2) (3) (2) (3) (4) (5) (10) (12) Free Cash Flow (56) (52) (60) (49) (43) (60) (45) (53) (65) Free Cash Flow margin (133)% (278)% (226)% (173)% (136)% (127)% (66)% (61)% (81)%

15 Q1 2022 GAAP net income improved y/y by $100.9 million with Q1 2022 GAAP net income of $22.4 million, compared with $(78.5) million in Q1 2021, driven primarily by a significant increase in other income related to fair value adjustments for the earn out and SPAC warrants, and a one-time fair value adjustment due to conversion of convertible debt. Our GAAP net income margin also improved from (249)% to 28% over the same period. Our Adjusted EBITDA in Q1 2022 was $(83.5) million, worsening by $30.7 million y/y in absolute dollars, while our Adjusted EBITDA margin improved from (167)% in Q1 2021 to (104)% in Q1 2022 driven by strong 155% y/y revenue growth and operational efficiencies. As a reminder, our presentation of Adjusted EBITDA straight-lines the upfront benefits we receive in the form of initial rent abatement periods and owner-funded Capex allowances over the life of a lease in accordance with GAAP. These benefits can be substantial and result in cash Landlord Payments lower than reported GAAP rents during periods of Live Unit Growth. Therefore, as a management team, when calculating our internal measure of Adjusted EBITDA we take into account these benefits in the period where we actually receive them, as we believe it presents a closer approximation of cash from operations. These factors are captured by adding back our GAAP Rent to Landlord Payments Adjustment and FF&E Allowance Realized Adjustment, and we saw a positive combined benefit from these adjustment in Q1 2022 of $16.9M. • Cost of revenue, which consists of those costs to acquire usage of the unit that are contractually fixed or variable, including rental payments payable to real estate owners, cleaning costs, and payment processing charges, rose by 88% y/y to $73.9 million in Q1 2022. This increase was largely driven by an increase in rent expense associated with 54% y/y1 Live Unit growth. • Operations and support costs, which represent costs related to guest-facing functions and variable expenses associated with guest units that are not payments to acquire usage of the room, such as customer service agents and hospitality agents, depreciation of property and equipment, and costs to operate rental spaces including utilities, opening new spaces, lease termination fees, and purchases of low value items for units such as small kitchen appliances, rose 90% y/y to $48.3 million in Q1 2022. This increase was primarily due to an increase in employee compensation driven by higher headcount and an increase in units-related costs, including location acquisitions costs, driven by our Live Unit growth. • General and administrative expenses, which primarily consist of personnel-related expenses for back-office administrative functions, such as legal, finance and accounting, public policy, and human resources, rose 15% y/y to $37.0 million in Q1 2022. This increase was primarily driven by an increase in headcount related expenses to support our rapid Live Unit growth and prepare for our expected growth in 2022 and beyond. • Research and development expenses, which primarily consist of personnel-related expenses and an allocation of Sonder’s facility expenses incurred in connection with the development of its existing and new services, rose by 130% y/y to $7.6 million in Q1 2022. This increase was primarily driven by higher headcount. • Sales and marketing expenses, which primarily consist of advertising costs, personnel-related expenses for Sonder’s sales, marketing, and branding functions, as well as service charges for bookings made through OTAs, rose by 277% y/y to $9.5 million in Q1 2022. This increase was primarily driven by higher channel transaction fees due to an increase in total bookings. Net cash used in operating activities worsened by 32% y/y to $(53.4) million in Q1 2022, and Free Cash Flow2 worsened by 51% y/y to $(65.0) million in Q1 2022. (1) Live Unit and Total Portfolio y/y growth calculated as change from May 31, 2021 to March 31, 2022 to remain consistent with previously disclosed Total Portfolio time periods. (2) Free Cash Flow (“FCF”) is defined as our cash provided by (used in) operating activities plus any changes to capital expenditures and internally developed software, both of which are included in cash provided by (used in) investing activities. Management discussion of performance

16 Sonder Piazza Venezia, Rome Opened in April 2022 Q2 2022 Outlook Although Q1 featured its own unique set of challenges given the effects of Omicron in addition to our typical first quarter seasonality, we are pleased with our execution in navigating these dynamics to start the year. Despite these temporary impacts, our large market opportunity and long runway for future growth remain highly compelling. Given the more recent uptick we’ve seen in forward booking trends as we’ve entered Q2, we continue to believe the time is right to responsibly pursue our growth strategy. We remain highly confident this will create significant long-term value for all Sonder stakeholders. In the second quarter of 2022, we anticipate revenue growth of more than 140% year-over-year versus $47 million in the second quarter of 2021, primarily due to our expectations around robust travel demand recovery into summer 2022, and continued growth in bookable nights and live units. We expect Adjusted EBITDA losses in Q2 of better than $80 million as we continue to rapidly expand our live units in Q2 and beyond and scale our personnel to support our expected portfolio growth this year. The rebound in travel demand, combined with our visibility on live unit and bookable night growth, gives us the confidence to reaffirm the full-year 2022 outlook we provided in March. We continue to expect to grow full year revenue by between 100% to 110% as compared to full year 2021. We also continue to expect full year 2022 adjusted EBITDA losses to be lower than 2021 on a percentage of revenue basis, and higher on a dollar basis.

17 Appendix Sonder at The Opal, Chicago Opened in May 2022

18 March 31, 2022 December 31, 2021 Assets Current assets: Cash $406,348 $69,726 Restricted cash 683 215 Accounts receivable, net of allowance 1,336 4,638 Prepaid rent 3,380 2,957 Prepaid expenses 14,435 5,029 Other current assets 18,518 16,416 Total current assets 444,700 98,981 Property and equipment, net 35,243 27,461 Operating lease right-of-use assets 1,133,809 - Other non-current assets 15,606 22,037 Total assets $1,629,358 $148,479 Liabilities, mezzanine equity and stockholders' equity (deficit) Current liabilities: Accounts payable $16,109 $19,096 Accrued liabilities 25,313 19,557 Sales tax payable 11,366 8,412 Deferred revenue 34,068 18,811 Current portion of long-term debt - 13,116 Convertible notes - 184,636 Current operating lease liabilities 143,014 - Total current liabilities 229,870 263,628 Non-current operating lease liabilities 1,070,896 - Deferred rent - 66,132 Long-term debt, net 156,722 10,736 Other non-current liabilities 36,603 3,906 Total liabilities 1,494,091 344,402 Mezzanine equity: Redeemable convertible preferred stock - 518,750 Exchangeable preferred stock - 49,733 Total mezzanine equity - 568,483 Stockholders' equity (deficit): Common stock 20 1 Post-combination company exchangeable common stock - - Exchangeable AA common stock - - Additional paid-in capital 956,504 43,106 Cumulative translation adjustment 9,298 7,299 Accumulated deficit (830,555) (814,812) Total stockholders' equity (deficit) 135,267 (764,406) Total liabilities, mezzanine equity and stockholders' equity (deficit) $1,629,358 $148,479 Appendix Sonder Holdings Inc. and Subsidiaries Consolidated balance sheets (In thousands) (Unaudited) Note: Effective January 1, 2022, Sonder adopted new leasing accounting standard ASC 842 / IFRS 16, which recognizes right-of-use assets and lease liabilities on our balance sheet for all operating leases, increasing both assets and liabilities.

19 2022 2021 Revenue $80,466 $31,558 Cost of revenue (excluding depreciation and amortization) 73,896 39,205 Operations and support 48,267 25,423 General and administrative 36,981 32,149 Research and development 7,625 3,319 Sales and marketing 9,461 2,511 Total costs and expenses 176,230 102,607 Loss from operations (95,764) (71,049) Interest expense, net and other expense (income), net: Interest expense, net 8,202 3,827 Change in fair value of SPAC warrants (26,324) - Change in fair value of Earn Out liability (73,177) - Change in fair value of share-settle redemption feature and gain on conversion of Convertible Notes (29,512) - Other expense, net 2,624 3,642 Total interest expense, net and other expense (income), net (118,187) 7,469 Income (loss) before income taxes 22,423 (78,518) Provision for income taxes 31 23 Net income (loss) $22,392 $(78,541) Other comprehensive loss: Net income (loss) $22,392 $(78,541) Change in foreign currency translation adjustment 1,999 1,145 Comprehensive income (loss) $24,391 $(77,396) Sonder Holdings Inc. and Subsidiaries Condensed consolidated statements of operations and comprehensive loss (In thousands, except for number of shares information) (Unaudited) Three Months Ended March 31, Appendix

20 Sonder Holdings Inc. and Subsidiaries Consolidated statements of cash flows (In thousands) (Unaudited) Quarter Ended March 31, Appendix 2022 2021 Cash flows from operating activities Net income (loss) $22,392 $(78,541) Adjustments to reconcile net income (loss) to net cash used in operating activities: Depreciation and amortization 5,629 4,119 Share-based compensation 6,680 14,153 Bad debt expense 41 56 Write-off of capital assets (6) 37 Amortization of operating lease right-of-use assets 37,646 - Write-off of debt issuance costs 362 - Straight-line rent - 3,112 Unrealized (gain) loss on foreign currency transactions 2,379 1,571 Amortization of debt issuance costs 9,349 239 Amortization of debt discounts (3,007) 1,988 Change in fair value of share-settle redemption feature and gain on conversion of Convertible Notes (29,512) 592 Change in fair value of warrants - 1,532 Change in fair value of SPAC warrants (26,324) - Change in fair value of Earn Out (73,177) - Other adjustments to net income (loss) 286 7 Changes in operating assets and liabilities: Accounts receivable 3,233 (2,106) Prepaid rent (446) 7,383 Prepaid expenses (9,408) (686) Other current assets (2,059) (30) Operating lease right-of-use assets (156,934) - Other non-current assets 6,488 (1,765) Accounts payable (22,009) (3,242) Accrued liabilities 1,481 3,390 Sales tax payable 2,963 345 Deferred revenue 15,253 7,342 Operating lease liabilities 152,180 - Other current liabilities 194 5 Other non-current liabilities 2,971 191 Net cash used in operating activities (53,355) (40,308) Cash flows from investing activities Purchase of property and equipment (10,539) (1,675) Development of internal-use software (1,077) (1,001) Net cash used in investing activities (11,616) (2,676) Cash flows from financing activities Proceeds from Delayed Draw Notes, net of issuance costs of $599 158,626 - Proceeds from Convertible Notes, net of issuance costs of $2,362 - 162,638 Repayment of debt (21,419) (2,018) Debt extinguishment costs (3,065) - Proceeds from Business Combination and PIPE offering 325,928 - Transaction costs (58,555) - Proceeds from exercise of stock options 873 746 Issuance of redeemable convertible preferred stock - 1,020 Net cash provided by financing activities 402,388 162,386 Effects of foreign exchange on cash (327) (280) Net change in cash, cash equivalents, and restricted cash 337,090 119,122 Cash, cash equivalents, and restricted cash at the beginning of year 69,941 123,108 Cash, cash equivalents, and restricted cash at end of year $407,031 $242,230

Appendix

Reconciliation of Income from operations to Property Level Profit

($ in 000s)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022
Income from operations	**$(71,229)**	**$(54,265)**	**$(52,197)**	**$(66,131)**	**$(71,049)**	**$(64,934)**	**$(55,401)**	**$(68,561)**	**$(95,764)**
Add:									
Operations and support	$35,063	$22,641	$29,227	$28,141	$25,423	$34,889	$36,592	$45,824	$48,267
General and administrative	21,268	15,156	17,972	22,637	32,149	24,615	21,694	27,677	36,981
Research and development	5,479	3,999	3,853	4,221	3,319	4,066	5,443	6,263	7,625
Sales and marketing	4,374	2,923	3,108	2,443	2,511	4,888	6,724	9,367	9,461
Less:									
Property Level Costs									
Channel fees included in sales and marketing	$(3,980)	$(1,262)	$(1,272)	$(1,220)	$(1,592)	$(3,052)	$(4,638)	$(6,634)	$(6,814)
Customer service, laundry/consumables, maintenance and utilities and insurance included in operations and support	(10,443)	(6,127)	(7,762)	(9,195)	(9,921)	(13,308)	(14,795)	(19,855)	(22,104)
Property Level Profit	**$(19,468)**	**$(16,935)**	**$(7,071)**	**$(19,104)**	**$(19,160)**	**$(12,836)**	**$(4,381)**	**$(5,919)**	**$(22,348)**
Property Level Profit margin	*(46)%*	*(90)%*	*(27)%*	*(67)%*	*(61)%*	*(27)%*	*(6)%*	*(7)%*	*(28)%*
Memo									
GAAP Rent to Landlord Payments Adjustment	$1,267	$3,765	$(5,693)	$5,577	$3,811	$3,188	$5,706	$14,265	$12,468

Reconciliation of Net income to Adjusted EBITDA

($ in 000s)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022
Net income	**$(61,743)**	**$(60,799)**	**$(55,514)**	**$(72,260)**	**$(78,541)**	**$(73,949)**	**$(64,584)**	**$(77,313)**	**$22,392**
Interest expense, net	1,507	1,669	1,658	1,568	3,827	12,522	13,279	14,462	8,202
Provision for income taxes	-	3	11	309	23	70	133	16	31
Depreciation and amortization	4,152	4,206	4,269	4,342	4,119	4,213	4,357	5,025	5,630
EBITDA	**$(56,084)**	**$(54,921)**	**$(49,576)**	**$(66,041)**	**$(70,572)**	**$(57,144)**	**$(46,815)**	**$(57,810)**	**$36,255**
Stock-based compensation	3,067	1,742	1,020	1,394	14,153	2,448	3,573	5,073	6,680
Other expense (income), net	(10,993)	4,862	1,648	4,252	3,642	(3,577)	(4,229)	(5,726)	(126,389)
COVID-19 related offboardings	-	3,507	5,008	1,360	-	-	-	-	-
Adjusted EBITDA	**$(64,010)**	**$(44,810)**	**$(41,900)**	**$(59,035)**	**$(52,777)**	**$(58,273)**	**$(47,471)**	**$(58,463)**	**$(83,454)**
Memo									
GAAP Rent to Landlord Payments Adjustment	$1,267	$3,765	$(5,693)	$5,577	$3,811	$3,188	$5,706	$14,265	$12,468
FF&E Allowance Realized	$0	$0	$0	$0	$531	$475	$1,915	$1,401	$4,448

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Appendix

Reconciliation of Cash used in operating activities to Free Cash Flow

($ in 000s)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022
Cash provided by (used in) operating activities	$(48,771)	$(50,256)	$(56,824)	$(46,651)	$(40,308)	$(55,945)	$(39,690)	$(43,448)	$(53,355)
Cash provided by (used in) investing activities	(7,094)	(2,144)	(3,123)	(2,489)	(2,676)	(4,224)	(4,952)	(9,735)	(11,616)
Free Cash Flow	**(55,865)**	**(52,400)**	**(59,947)**	**(49,140)**	**(42,984)**	**(60,169)**	**(44,642)**	**(53,183)**	**(64,971)**
Free Cash Flow margin	*(133)%*	*(278)%*	*(226)%*	*(173)%*	*(136)%*	*(127)%*	*(66)%*	*(61)%*	*(81)%*
Cash provided by (used in) operating activities ("Operating Cash Flow")	**$(48,771)**	**$(50,256)**	**$(56,824)**	**$(46,651)**	**$(40,308)**	**$(55,945)**	**$(39,690)**	**$(43,448)**	**$(53,355)**
Cash provided by (used in) operating activities % revenue ("Operating Cash Flow margin")	*(116)%*	*(267)%*	*(215)%*	*(164)%*	*(128)%*	*(118)%*	*(59)%*	*(50)%*	*(66)%*

Reconciliation of GAAP Total costs and expenses to Other Operating Expenses

($ in 000s)	Q1 2022
Total costs and expenses	**$176,230**
Less:	
Cost of revenue	(73,896)
Property Level Costs	(28,918)
Stock based compensation	(6,680)
Depreciation and amortization	(5,630)
Other Operating Expenses	**61,106**
Other Operating Expenses margin	*76%*

	Q1 2022
Cash provided by (used in) operating activities	**$(53,355)**
Add:	
Other Operating Expenses	61,106
Cash Contribution	**7,751**
Cash Contribution margin	*10%*

22

23 Free Cash Flow Free Cash Flow (“FCF”) is defined as our cash provided by (used in) operating activities plus any changes to capital expenditures and internally developed software, both of which are included in cash provided by (used in) investing activities. Free Cash Flow Margin is is defined as Free Cash Flow as a percentage of revenue. All references to Property Level Profit (Loss) (PLP or PLL) and Adjusted EBITDA in this document are based on our revised methodology as of September 2021. Property Level Profit (Loss) (PLP or PLL) and Adjusted EBITDA methodologies prior to September 2021 utilized a measure of Non-GAAP rent that accounted for the benefit of rent abatement in the period in which it was received. Additionally, Adjusted EBITDA prior to September 2021 included the benefit of FF&E Allowance Realized in Non-GAAP Other Operating Expenses in the period in which it was received. Property Level Profit (Loss) (PLP or PLL) and Adjusted EBITDA now utilize GAAP rent, which amortizes the benefit of both rent abatement and benefit of FF&E Allowance Realized over the term of the lease. Landlord Payments Landlord Payments represent cash payments to real estate owners recognizing abatement at the time it is utilized (often at the commencement of a real estate contract), expressed in U.S. dollars. This recognizes the economic substance of the payment to real estate owners as reflected in the real estate contract (e.g., if Sonder’s Takeover Date, the date on which Sonder receives the keys and is able to begin opening the building, was January 1, 2021 and it had three months of abatement at the beginning of the real estate contract, the Landlord Payments for the building in the first quarter of 2021 would be $0). The Takeover Date represents the date on which Sonder receives the keys and is able to begin onboarding a building (e.g., moving in furniture, staging / photographing units for listing). GAAP rent to Landlord Payment adjustment GAAP rent to Landlord Payment adjustment represents the adjustment to translate rent to Landlord Payments, expressed in U.S. dollars. GAAP rent straight lines abatement and future escalation payments over the duration of the real estate contract. In contrast, Landlord Payments recognize abatement from real estate owners at the time abatement is utilized (often at the commencement of a real estate contract), and future escalation payments at the time they actually occur, in an effort to most accurately reflect the timing of cash outflows for rent. FF&E Allowance Realized FF&E Allowance Realized represents cash payments from real estate owners received for capital expenditure financing. Key Terms Total Portfolio Total Portfolio represents Live Units plus Contracted Units. This includes any unit that has a signed real estate contract, regardless of whether or not the unit is available for guests to book. This excludes any units that have been exited (i.e., the lease was terminated or allowed to expire). Live Units are defined as units which are available for guest bookings on Sonder.com, the Sonder app and other channels. Sonder pays rent (or utilizes pre-negotiated abatement) and is able to generate revenue from these units. Contracted Units are units for which Sonder has signed real estate contracts, but are not yet available for guests to book. Sonder is not yet able to generate revenue from these units. Occupancy Rate Occupancy Rate (“OR”) is defined as Occupied Nights divided by Bookable Nights, expressed as a percentage. Bookable Nights represent the total number of nights available for stays across all Live Units. This excludes nights lost to full building closures of greater than 30 nights. Occupied Nights represent the total number of nights occupied across all Live Units. Revenue per Available Room Revenue Per Available Room (“RevPAR”) represents the average revenue earned per available night, and is calculated either by dividing revenue by Bookable Nights, or by multiplying Average Daily Rate by Occupancy Rate. Average Daily Rate (“ADR”) represents the average revenue earned per night occupied and is calculated as revenue divided by Occupied Nights. Property Level Profit (Loss) Property Level Profit (Loss) (“PLP” or “PLL”) is defined as profit (loss) from operations after adding back corporate-level expenses less Property Level Costs. Property Level Costs (“PLC”) represent costs directly associated with guest-facing functions in each of Sonder’s buildings. These costs include (i) channel fees paid to Online Travel Agencies, (ii) customer service costs, (iii) laundry/consumables costs, (iv) maintenance costs, and (v) utilities & insurance costs. Property Level Profit (Loss) Margin is defined as Property Level Profit (Loss) divided by revenue. Adjusted EBITDA Adjusted EBITDA is defined as net loss excluding the impact of depreciation, stock-based compensation, COVID-19 pandemic related offboardings (costs associated with exiting units at the beginning of the COVID-19 pandemic), and other expense (income), net (which primarily includes mark-to-market adjustments related to financial instruments such as convertible debt and warrants). Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Appendix Use of non-GAAP financial measures Sonder supplements its consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), by providing additional financial measures that are not prepared in accordance with GAAP, including Property Level Costs, Property Level Profit (Loss), Property Level Profit (Loss) Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Free Cash Flow Margin. Further information about these measures appears under “Key Terms” below. Sonder’s management uses these non-GAAP financial measures, collectively, to evaluate ongoing operations and for internal planning and forecasting purposes. Sonder believes that these non-GAAP financial measures are useful in evaluating its operating performance, and may assist investors in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. However, Sonder’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. These non-GAAP financial measures should not be viewed in isolation or as a substitute for, or superior to, measures prepared in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Sonder has not reconciled consolidated adjusted EBITDA guidance to projected consolidated GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

24 Webcast Details Sonder will host a webcast Wednesday, May 11th at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss these financial results and business highlights and outlook. To listen to a live audio webcast, please visit Sonder’s Investor Relations page at investors.sonder.com. The archived webcast will be available on Sonder’s Investor Relations page shortly after the call. About Sonder Sonder is revolutionizing hospitality through innovative, tech-powered service and inspiring, thoughtfully designed accommodations combined into one seamless managed experience. Launched in 2014 and headquartered in San Francisco, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 35 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all. To learn more, visit www.sonder.com or follow Sonder on Facebook, Twitter or Instagram. Download the Sonder app on Apple or Google Play. The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this press release. Forward-Looking Statements This Shareholder Letter contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements about Sonder’s forecasted revenue growth, costs, and cash flow (including Sonder’s outlook for revenue and Adjusted EBITDA for the quarter ended June 30, 2022 and for the year ended December 31, 2022, and statements about potential cash flow margin), anticipated numbers of Live and Contracted Units (including Sonder’s forecast for growth in Total Portfolio for the year ended December 31, 2022), the anticipated recovery of travel demand, booking patterns, and other trends, expectations, and objectives discussed in the sections of this release titled “A note from Francis,” “Management discussion of performance,” and “Q2 2022 Outlook,” potential new markets, and market penetration, innovation plans and initiatives including plans for enhanced app functionality and features, the success of Sonder’s corporate travel efforts and other RevPAR initiatives, anticipated unit economics, sustainability initiatives including Sonder’s plans to eliminate single-use plastic amenities in its guest units by the end of 2022, and other information concerning Sonder’s possible or assumed future financial or operating results and metrics, business strategies, competitive position, industry environment, potential growth opportunities, and future operations.These forward-looking statements are based on Sonder’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “proposed” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Sonder’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: potential negative impacts on Sonder’s financial results as a result of changes in travel, hospitality, real estate and vacation markets, including the possibility that travel demand and pricing do not recover to the extent anticipated; potential inability to negotiate satisfactory leases or other arrangements to operate new properties, onboard new properties in a timely manner, or renew or replace existing properties on attractive terms, and the possibility of lease terminations prior to scheduled expirations; possible delays in real estate development and construction projects related to Sonder’s leases, or other delays in generating revenues from new properties; the possibility that Sonder may not benefit from any market recovery to the extent it anticipates; the possibility that Sonder will be unable to effectively manage its growth; potential delays or difficulties introducing new or upgraded amenities, services or features, including enhancements to the Sonder app; the possibility that new RevPAR initiatives will not achieve the desired results and that future pricing and/or occupancy will be lower than anticipated; the possibility of higher than expected capital expenditures, property-related costs or other operating expenses and unanticipated conditions or incidents at leased properties; risks associated with Sonder’s relationships with and reliance upon real estate owners, OTAs and other third parties, and their performance of their obligations; changes in applicable laws or regulations, including legal, tax or regulatory developments, and the impact of any litigation or other legal or regulatory proceedings; possible delays in sustainability initiatives; the possibility that Sonder may be adversely affected by other economic, business and/or competitive factors, including the additional risks associated with operating internationally; risks related to the impact of the ongoing COVID-19 pandemic, including the Omicron variant or future variants and further governmental and other restrictions (including travel restrictions) resulting therefrom; and other risks and uncertainties described under the heading “Risk Factors” in Sonder’s Annual Report on Form 10-K filed with the SEC on March 28, 2022. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, Sonder does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this release. Additional risks and uncertainties are identified and discussed in Sonder’s reports filed and to be filed with the SEC and available on the SEC’s website at www.sec.gov. CONTACTS Media press@sonder.com Investors ir@sonder.com Appendix

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